Exhibit 10.4

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (703) 247-7505 (FAX) www.MCGCapital.com

January 16, 2012

Mr. Keith Kennedy

Dear Keith:

We are pleased to offer you the position of Managing Director with MCG Capital Corporation (“MCG” or the “Company”) as described to you in our meetings and as more specifically outlined below in this letter.

In recognition of the importance that we place on this position, on your joining our firm and on your past professional success, we offer a comprehensive market- and performance-based compensation package composed of base salary, benefits and short-and long-term incentives.

Base Salary and Benefits

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A starting annual base salary for fiscal 2012 of $375,000 (pro-rated for the number of months of your actual employment during 2012), less all applicable withholdings and deductions. Your base salary will be reviewed annually as part of our regular annual compensation administration process.

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MCG will provide a one-time payment, representing an amount equal to your base salary during 2012 pro-rated for the period of January 1, 2012 thorough your start date (at the above-mentioned annual base salary), payable with your first paycheck, less all applicable withholdings and deductions.

•	An annual paid time off (PTO) allowance of 20 days plus Company holidays. An additional five days of PTO will be added to your annual allowance after three years of service.

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Inclusion in MCG’s 401K Plan, to the extent available to all MCG employees, which includes a Company matching component (100% of the first 1% of employee pre-tax contributions, 50% of the next 4% of employee pre-tax contributions of eligible compensation, subject to applicable annual IRS qualifications and limitations).

•	Customary Health, Dental, Vision, Life/AD&D, LTD and STD Insurance programs, which are offered to all employees.

•	Flexible Spending Account for health care, the terms and conditions of which will be more fully described to you separately by our Human Resources representative.

•	Paid parking or MetroCheck/SmartCard.

Keith Kennedy

January 16, 2012

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Short-Term Incentive Compensation (Bonus)

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Annual Cash Bonus. For 2012, a guaranteed bonus of $375,000 will be paid in accordance with Company policy, projected to be paid after the review of employee and Company performance during the first quarter of 2013. Thereafter, total compensation range (base salary and bonus) is targeted at $750,000 to $1,000,000. The bonus component of your compensation package will vary depending upon your and MCG’s performance and will also be subject to your overall contribution to MCG in meeting our business objectives.

Long-Term Incentive Compensation (Restricted Stock Awards)

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Restricted Stock Awards. You will be eligible for restricted stock awards from time to time under MCG’s restricted stock program. Any restricted stock awards will be subject to customary terms and conditions, including approval by MCG’s Board of Directors.

Severance

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During 2012. In the event that the Company terminates your employment with the Company during 2012 other than for “Cause” (as defined below), you shall be entitled to receive an amount equal to (i) your unpaid base salary and bonus for 2012 and (ii) $750,000, such amount to be paid (net of all applicable withholdings and deductions) over a twelve-month period following the date of termination in accordance with and at such times as provided under the Company’s normal payroll practices during such period. Such installments shall commence upon your separation from service and shall be treated as separate payments for purposes of Section 409A of the Internal Revenue Code (the “Code”). For the avoidance of doubt, in the event that the Company experiences a Change of Control (as defined below) during 2012, you shall not be entitled to any additional compensation other than as set forth above.

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During 2013 and Thereafter. During 2013 and thereafter: (i) in the event that the Company terminates your employment other than for “Cause”; or (ii) if 6 months after a Change in Control, your employment with the Company shall be terminated by you for “Good Reason” (as defined below), in each case you shall be entitled to receive an amount equal to $750,000, such amount to be paid (net of all applicable withholdings and deductions) monthly over a twelve-month period following the date of termination in accordance with and at such times as provided under the Company’s normal payroll practices during such period. Such installments shall commence upon your separation from service and shall be treated as separate payments for purposes of Section 409A of the Code.

For the purposes of this letter, termination for “Cause” shall mean (i) your conviction to, plea of no contest to, plea of nolo contendere to, or imposition of unadjudicated probation for any felony (other than a traffic offense that does not result in incarceration), (ii) your having been the subject of any order, judicial or administrative, obtained or issued by the Securities Exchange Commission, for any securities violation involving fraud or intentional misconduct, including, for example, any such order consented to by you in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied, (iii) a material breach by you of this letter or (iv) the MCG Board of Directors in good faith determines that you (A) willfully failed to substantially perform your duties and obligations to the Company or willfully failed to carry out, or comply with, any reasonable and lawful directive of the MCG Board of Directors consistent with the terms of this letter (other than a failure resulting from your incapacity due to physical or mental illness) which, if it is the first instance of such conduct, is not cured within thirty (30) days after a written notice of demand for performance has been delivered to you specifying the manner in which you have failed to perform (and, if it is any instance of such conduct after the first instance thereof and opportunity to cure, then no such opportunity to cure need be provided with respect to such conduct), (B) willfully engaged in conduct which is demonstrably and materially injurious to the Company or any of its subsidiaries, monetarily

Keith Kennedy

January 16, 2012

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or otherwise, or (C) committed a willful breach of fiduciary duty or an act of fraud, embezzlement, or misappropriation against the Company or any of its subsidiaries; provided, however, that no termination of your employment shall be for Cause as set forth in clause (iv) above until (y) there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set forth in clause (iv) and specifying the particulars thereof in detail, and (z) you shall have been provided an opportunity to be heard by the MCG Board of Directors (with the assistance of you counsel if you so desire). No act, nor failure to act, on your part, shall be considered “willful” unless you have acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to take action was in the best interests of the Company.

For purposes of this letter, “Good Reason” shall mean the occurrence of any of the events or conditions described below, provided, however, that you provide notice thereof within 90 days of the occurrence of such event:

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A material and adverse change in your status, title or position with the Company; or the assignment to you of any material duties or responsibilities that are substantially inconsistent and a material reduction to such status, title or position;

•	A material diminution in your authority, duties and responsibilities (including reporting responsibilities) with the Company;

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Any failure to pay your base salary or a reduction in the your base salary from the base salary in effect in the prior year (unless such reduction is implemented in by the Company as part of an overall general salary reduction plan among all of its executive employees and such reduction to the base salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented under such plan);

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The Company’s requiring you to be based at any place outside a 50-mile radius from the office in which you were employed by the Company, except for reasonably required travel on the Company’s business; and

•	Any action or inaction which represents a material breach by the Company of this letter.

For purposes of this letter, “Change of Control” shall mean: (i) a merger, consolidation or reorganization involving the Company, or an indirect or direct subsidiary of the Company, or to which securities of the Company are issued, unless the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following the merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the surviving corporation; or (ii) the sale or transfer, in a single transaction or series of transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction(s).

Benefit plans are subject to revision in accordance with company-wide changes.

This offer of employment will remain open until January 20, 2012, unless earlier rescinded, extended or modified. Your anticipated start date for employment will be a mutually agreed upon date in 2012, but shall be no later March 1, 2012. Your base salary and one-time payment set forth under the first two bullets under the heading “Base Salary and Benefits” shall be adjusted accordingly.

To officially accept this employment offer, please sign and return this letter to Mary W. Coan, MCG Human Resources. It can be sent by e-mail to mcoan@mcgcapital.com or to our confidential HR fax at 866-747-1049.

Keith Kennedy

January 16, 2012

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We look forward to having you join the MCG team.

Sincerely,

/s/ B. Hagen Saville

B. Hagen Saville

President and Chief Operating Officer

CC:	Mary W. Coan
Tod K. Reichert

Enclosures: 2012 Summary of Benefits

ACKNOWLEDGEMENT:

I accept the offer of employment as per the terms outlined above.

/s/ Keith Kennedy
Keith Kennedy

1-18-12
Date